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                                                                      EXHIBIT 15


November 3, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 3, 2004 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the "Company") for the three and nine month periods ended September 30, 2004 and 2003 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in its Registration Statements on Form S-8 (Registration Numbers 333-96699, 333-92483-99, 333-91829-99, 333-91743-99, 333-87069-99, 333-86289-99, 333-76077-99,
333-45446-99 and 333-11313-99) and on Form S-3 (Registration Numbers 333-107806-01, 333-91296, 333-85228-99, 333-99267 and 333-102246).

Very truly yours,

/s/ PricewaterhouseCoopers LLP